EXHIBIT 10.1  FORM OF 2006 PERFORMANCE SHARE AWARD

PERFORMANCE SHARE AWARD AGREEMENT
2004 RECOGNITION AND RETENTION PLAN
AND TRUST AGREEMENT
KNBT BANCORP, INC.

THIS AGREEMENT is made as of this __ day of ______ 2006 (hereinafter referred to as the “Date of Grant”) by and between KNBT Bancorp, Inc. (the “Corporation”) and _________ (the “Recipient”). Defined terms, unless otherwise defined herein, shall have the same meaning as set forth in the Plan (as hereinafter defined), as amended from time to time.

WHEREAS, the Corporation has adopted the 2004 Recognition and Retention Plan and Trust Agreement (the “Plan”) which is hereby incorporated in its entirety by reference herein; and

WHEREAS, the Corporation desires to grant to the Recipient a Performance Share Award, as described in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Corporation and the Recipient agree as follows:

1. Plan Share Award. The Corporation hereby grants to Recipient a Performance Share Award consisting of a total of _______ shares of common stock, $0.01 par value per share (“Common Stock”), subject to increase as provided herein, upon the terms and conditions set forth herein.

2. Vesting of Performance Share Award.

(a)	(i)
The Performance Share Award shall vest over a period of five years from the Date of Grant, except as provided otherwise in the Plan or herein. Sixty percent of the shares subject to this Performance Share Award will vest on the third anniversary of the Date of Grant if the Performance Targets set forth in Annex A hereto are achieved. If the Performance Targets set forth on Annex A are achieved and the Recipient remains in the service of the Corporation or any Subsidiary Company (as defined in the Plan) on each of the fourth and fifth anniversary dates of the Date of Grant, then on each such anniversary dates 20% of the shares covered by the Performance Share Award will vest. No distribution shall occur, subject to the provision of Section 2(b) hereof, unless the Committee (as defined in the Plan) certifies in writing that the Performance Targets to which this Performance Share Award is subject have been achieved.

(ii)
In the event that the Enhanced Performance Targets set forth in Annex A are achieved, the number of shares covered by this Performance Share Award will be increased by _______ shares, said shares to vest in accordance with the same schedule set forth above and subject to the same continued service requirement (60% on the third anniversary of the Date of Grant and 20% on each of the fourth and fifth anniversary dates of the Date of Grant).

(b) Notwithstanding the general rule set forth above, all shares of Common Stock subject to the Performance Share Award held by the Recipient whose service to the Corporation or any Subsidiary terminates due to death or Disability (as defined in Section 3.10 of the Plan) shall be deemed earned and become fully vested as of the Recipient’s last day of service with the Corporation or any Subsidiary Company (provided, however, no such accelerated vesting shall occur if the Recipient continues to serve as a Director (including, for purposes hereof, service as an Advisory Director) of at least one member of the Employer Group (as defined in Section 3.13 of the Plan)) and shall be distributed as soon as practicable thereafter. However, notwithstanding the provisions of Section 7.01(b) of the Plan, no shares of Common Stock subject to this Performance Share Award held by the Recipient which remain unearned as of the effective date of a Change in Control of the Corporation (as defined in Section 3.05 of the Plan) shall be deemed earned as of the effective date of such Change in Control. The Recipient understands and acknowledges the foregoing and agrees that such provision will supersede the provisions of Section 7.01(b) of the Plan and will be controlling with respect to this Performance Share Award.

3. Terms and Conditions. The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict may exist between the terms and conditions included in the Plan and the terms of this Agreement, the terms and conditions included in the Plan shall control except with respect to the provisions of Section 2(b) with respect to the treatment of unearned shares subject to this Performance Share Award in the event a Change in Control of the Corporation occurs, in which situation the provisions of Section 2(b) hereof control.

4. Withholding. The Corporation, in its discretion, may withhold from any cash payment or Common Stock distribution made to the Recipient under the Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of a cash payment is insufficient, the Corporation may require the Recipient or the Recipient=s beneficiary to pay to the Corporation the amount required to be withheld as a condition of delivering the shares of Common Stock.

5. Transferability. The Performance Share Award granted to the Recipient may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of prior to the time that it is earned and distributed pursuant to the terms of the Plan.

6. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding in the absence of action by the Board.

7. Not an Employment Contract. The grant of the Performance Share Award will not confer on the Recipient any right with respect to continuance of employment or other service with the Corporation or any Subsidiary Company, nor will it interfere in any way with any right the Corporation or any Subsidiary Company would otherwise have to terminate or modify the terms of the Recipient’s employment or other service at any time.

8. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Recipient, at the Recipient’s address indicated by the Corporation’s records, or if to the Corporation, at the Corporation’s executive office.

9. No Rights As Shareholder. The Recipient shall not have any rights of a shareholder with respect to the shares of Common Stock subject to the Performance Share Award until a stock certificate has been duly issued following vesting of the Performance Share Award. Any dividends, cash or stock, related to unvested shares subject to this Performance Share Award shall be held by the Trust for the benefit of the Recipient and will be paid out in accordance with the provisions of Section 7.02 of the Plan as soon as practicable after such shares have been earned.

10. Delivery of Stock. Whenever shares of Common Stock subject to the Performance Share Award are released from restriction, the Recognition and Retention Plan Trust (the “Trust”) shall, subject to the implementation of an arrangement between the Corporation and the Recipient to effectuate all necessary tax withholding, issue a certificate to the Recipient for such unrestricted shares. Such certificate may, however, reflect any applicable restrictions under federal securities laws. The Trust shall follow all requisite procedures to deliver such certificates to Recipient; provided, however, that such delivery may be postponed to enable the Corporation and the Trust to comply with any applicable procedures, regulations or listing requirements of any governmental agency, stock exchange or regulatory agency.

11. Amendment. This Agreement may be amended by written agreement of the Recipient and the Corporation, without the consent of any other person. Notwithstanding the foregoing, if the Corporation determines, after a review of the final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all applicable Internal Revenue Service guidance, that this Performance Share Award should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Corporation may amend this Performance Share Award to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code without consent of the Recipient.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers, and the Recipient has hereunto set his or her hand, all as of the day first above written.

ATTEST:	KNBT BANCORP, INC.

______________________________	By:_________________________________
Michele A. Linsky	Jeffrey P. Feather
Secretary	Chairman of the Board

KNBT BANCORP, INC.

By:_________________________________
Scott V. Fainor
President and Chief Executive Officer

(Seal)	[NAME OF RECIPIENT]

_________________________________

[Name]

Annex A

Performance Targets

Both of the following two performance targets must be achieved in order for the shares subject to the Performance Share Award to vest in accordance with the provisions of Section 2(a)(i) of the Agreement:

(a)
For the fiscal year ending December 31, 2008 (“Fiscal Year 2008”), the Corporation has a return on average equity (“ROAE”) (as calculated in accordance with generally accepted accounting principles used in the United States (“GAAP”)) of ____% or higher; and

(b)	The Corporation has for Fiscal Year 2008 diluted earnings per share (“EPS”) (as calculated in accordance with GAAP) of $___ or higher.

Enhanced Performance Targets

In the event both of the enhanced performance targets set forth below are achieved, the number of shares subject to the Performance Share Award will be increased as provided by Section 2(a)(ii) of the Agreement:

(a)	The Corporation has for Fiscal Year 2008 a ROAE as calculated in accordance with GAAP of ____% or higher; and

(b)	The Corporation has for Fiscal Year 2008 EPS (as calculated in accordance with GAAP) of $_____ or higher.